DTSI SUMMARY AS OF 11/9/15

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com

Since 1993, DTS, Inc. (Nasdaq: DTSI) has been dedicated to making the world sound better. Through its pioneering audio solutions for mobile devices, home theater systems, cinemas and beyond, DTS provides incredibly high-quality, immersive and engaging audio experiences to listeners everywhere. DTS technology is integrated in more than two billion devices globally, and the world's leading video and music streaming services are increasingly choosing DTS to deliver premium sound to their listeners' network-connected devices.

Stock/Financial Information
(As of 9/30 unless otherwise stated)

Price per share	$26.70
90 Day Average Volume (11/5/15)	112,686
Shares Outstanding	17.3M
Market Cap	$462M
Cash & Investments	$95.6M
OCF Year-to-Date	$14.0M

FY Financial Highlights and 2015 Outlook
($ Millions, except per share data)

	2012	2013	2014	2015E
Revenue	$100.6	$125.1	$143.9	$130-$135
EPS – GAAP	$(0.91)	$0.86	$1.55	$(0.25)-$(0.20)**
EPS – Non-GAAP*	$0.24	$1.07	$1.55	$1.00-$1.10***

**Includes certain acquisition and integration related expenses and approx. $1.3M in interest expense. Includes minimal revenue due to revenue recognition rules and approximately $8 million expenses from iBiquity acquisition in Q4.
*** Includes minimal revenue due to revenue recognition rules and approximately $8 million in expenses from iBiquity acquisition in Q4.

Making the World Sound Better

More than 400 product manufacturers and integrated circuit licensees to date

More than 2 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted industry partner


AVR
SPEAKERS AND SOUNDBARS
PERSONAL COMPUTERS
dts
LISTEN
TV
MOBILE
BLU-RAY
AUTOMOTIVE

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 and 2016 outlook and performance (which are as of November 9, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013 and a rate of 40% in 2012.

Q3 2015 Revenue by Market


Other
Home AV
Blu-ray
Network
Connected*
Automotive

*Includes primarily TV, PC, mobile and wireless speakers

Trends Driving Digital Media & Connected Devices

Sound matters. Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X™ audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

Consumers are increasingly looking for transportability of their entertainment. Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – to operate seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

Industry Growth Projections


2015
2018

	CAGR	Estimated 2015 DTS Mkt Share*
Wireless Speakers	13%	~25%
TV	4%	~45%
PC	0%	~20%
Mobile	8%	<10%

*Market Data Sources: IDC, Parks Associates, HIS, CEA, JEITA and DTS internal market research

2015 and 2016 Outlook and Assumptions

2015	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$130M	$135M	$130M	$135M
Op Margin	(6)%	(2)%	20%	24%
EPS	$(0.25)	$(0.20)	$1.00	$1.10

Market	% of Total Revenue
Network Connected	>50%
Blu-ray	~20%
Automotive	~10%
Home AV	<15%

2016	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$180M	$190M	$180M	$190M
Op Margin	10%	15%	30%	36%
EPS	$0.75	$0.90	$2.15	$2.30

Market	% of Total Revenue
Network Connected	~35%
Blu-ray	<15%
Automotive	~35%
Home AV	<10%

Recent Highlights

Acquisition of HD Radio Business

DTS completed the acquisition of iBiquity Digital Corporation for approximately $172 million. The acquisition, which was financed with a combination of cash on hand and debt, extends DTS' mission to deliver a personalized, immersive and compelling experience across the network-connected entertainment value chain. iBiquity is the exclusive developer and licensor of HD Radio technology, the only FCC-approved method for upgrading AM/FM broadcasting from analog to digital.

Mobile

Logitech, a leading innovator of gaming products, introduced two new gaming headphones featuring DTS Headphone:X™ surround options to gamers.

Wireless Audio

DTS announced an expansion of the DTS Play-Fi® whole-home wireless audio ecosystem.

- New partners MartinLogan, McIntosh and Paradigm joined the Play-Fi ecosystem. Play-Fi enabled products to reach 30 SKUs by year-end.
- TIDAL joined the ecosystem's robust roster of integrated music choices.
- The Play-Fi app's user interface upgraded to be cleaner and more intuitive.
- DTS has partnered with Fusion Research to bring Play-Fi to the home automation sector.

Content

Subscribers and users in France of *Carrefour's Nolim Films* service – which is built on Saffron Digital's Video on Demand technology – will be able to download and watch movies and other content in DTS-HD surround sound. Nolim Films features the latest Hollywood blockbusters and hit TV shows, as well as French content.

Next-Generation Immersive Audio

Over the last few months, *American Ultra*, *Sicario* and *The Last Witch Hunter* were released theatrically in the DTS:X™ format. Regal Cinema and EPIC announced support for DTS:X and thousands of screens are expected to support DTS:X in the coming years.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013, and a rate of 40% in 2012.